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                                                                   EXHIBIT d(12)

                        INVESTMENT SUBADVISORY AGREEMENT

         INVESTMENT SUBADVISORY AGREEMENT, dated as of April 20, 2001 by and between Diversified Investment Advisors, Inc., a Delaware corporation ("Diversified") and Dresdner RCM Global Investors LLC ("Subadvisor").

                                   WITNESSETH:

         WHEREAS, Diversified has been organized to operate as an investment advisor registered under the Investment Advisers Act of 1940 and has been retained to provide investment advisory services to the Mid-Cap Growth Portfolio, a series of Diversified Investors' Portfolios ("Portfolio"), a diversified open-end management investment company registered under the Investment Company Act of 1940 ("1940 Act"); and

         WHEREAS, Diversified desires to retain the Subadvisor to furnish it with portfolio management services in connection with Diversified's investment advisory activities on behalf of the Portfolio, and the Subadvisor is willing to furnish such services to Diversified;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

1. Duties of the Subadvisor. In accordance with and subject to the Investment Advisory Agreement between the Portfolio and Diversified, attached hereto as Schedule A (the "Advisory Agreement"), Diversified hereby appoints the Subadvisor to perform the portfolio management services described herein for the investment and reinvestment of such amount of the Portfolio's assets as is determined from time to time by the Portfolio's Board of Trustees, subject to the control and direction of Diversified and the Portfolio's Board of Trustees, for the period and on the terms hereinafter set forth.

         The Subadvisor shall provide Diversified with such investment advice and supervision as the latter may from time to time consider necessary for the proper supervision of the Portfolio's assets. The Subadvisor shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Portfolio shall be held uninvested, subject always to the provisions of the 1940 Act and to the Portfolio's then-current Prospectus and Statement of Additional Information ("SAI"). The Subadvisor will not supervise the investment of cash. Cash in the Fund will be invested by Diversified who shall be solely responsible for the investment of such cash.
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         In particular, the Subadvisor shall: (i) continuously review, supervise and administer the investment program of the Portfolio; (ii) monitor regularly the relevant securities for the Portfolio to determine if adjustments are warranted and, if so, to make such adjustments on a periodic basis; (iii) determine, in the Subadvisor's discretion, the securities to be purchased or sold or exchanged in order to keep the Portfolio in balance with its designated investment strategy; (iv) determine, in the Subadvisor's discretion, whether to exercise warrants or other rights with respect to the Portfolio's securities;
(v) determine, in the Subadvisor's discretion, whether the merit of an investment has been substantially impaired by extraordinary events or financial conditions, thereby warranting the removal of such securities from the Portfolio; (vi) as promptly as practicable after the end of each calendar month, furnish a report showing: (a) all transactions during such month, (b) all assets of the Portfolio on the last day of such month, rates of return, and (c) such other information relating to the Portfolio as the Diversified may request;
(vii) meet at least four times per year with Diversified and with such other persons as may be designated on reasonable notice and at reasonable locations, at the request of Diversified, to discuss general economic conditions, performance, investment strategy, and other matters relating to the Portfolio;
(viii) provide the Portfolio with records concerning the Subadvisor's activities which the Portfolio is required to by law maintain; and (ix) render regular reports to the Portfolio's officers and Directors concerning the Subadvisor's discharge of the foregoing responsibilities.

         The Subadvisor shall take, on behalf of the Portfolio, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of Portfolio securities for the Portfolio's account with brokers or dealers selected by it, and to that end the Subadvisor is authorized as the agent of the Portfolio to give instructions to the custodian of the Portfolio as to deliveries of securities and payments of cash for the account of the Portfolio. In connection with the selection of such brokers or dealers and the placing of such orders, the Subadvisor is directed to seek for the Portfolio, in its best judgment, prompt execution in an effective manner at the most favorable price. Subject to this requirement of seeking the most favorable price, securities may be bought from or sold to broker-dealers that charge commissions in excess of the amount of commission another broker-dealer would have charged as long as the Subadvisor determines in good faith that such amount of commission is reasonable in relation to the value of statistical, research and other information or services provided by such broker-dealer to the Subadvisor or the Portfolio, subject to any applicable laws, rules and regulations.

2. Allocation of Charges and Expenses. The Subadvisor shall furnish at its own expense all necessary services, facilities and personnel in connection with its responsibilities under Section 1 above. It is understood that the Portfolio will pay all of its own expenses including, without limitation, compensation and out-of-pocket


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expenses of Trustees not affiliated with the Subadvisor or Diversified;
governmental fees; interest charges; taxes; membership dues; fees and expenses of independent auditors, of legal counsel and of any transfer agent, administrator, distributor, shareholder servicing agents, registrar or dividend disbursing agent of the Portfolio; expenses of distributing and redeeming shares and servicing shareholder accounts; expenses of preparing, printing and mailing prospectuses, shareholder reports, notices, proxy statements and reports to governmental officers and commissions and to shareholders of the Portfolio; expenses connected with the execution, recording and settlement of Portfolio security transactions; insurance premiums; fees and expenses of the custodian for all services to the Portfolio, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of shares of the Portfolio; expenses of shareholder meetings; expenses of litigation and other extraordinary or non-recurring events and expenses relating to the issuance, registration and qualification of shares of the Portfolio.

3. Compensation of the Subadvisor. For the services to be rendered, Diversified shall pay to the Subadvisor an investment advisory fee computed in accordance with the terms of Schedule B herewith attached. If the Subadvisor serves for less than the whole of any period specified, its compensation shall be prorated.

4. Covenants and Representations of the Subadvisor. The Subadvisor agrees that it will not deal with itself, or with the Trustees of the Portfolio or with Diversified, or the principal underwriter or distributor as principals in making purchases or sales of securities or other property for the account of the Portfolio, except as permitted by the 1940 Act, will not take a long or short position in the shares of the Portfolio except as permitted by the Portfolio's Articles, and will comply with all other applicable provisions of the Portfolio's Articles and By-Laws and any current Prospectus of the Portfolio.

5. Covenants and Representations of Diversified. Diversified represents and warrants to Subadvisor that (i) this Agreement has been approved by the Portfolio's Board of Trustees, including a majority of the Trustees who are not interested persons of the Portfolio, and that (ii) this Agreement will be approved by the Shareholder(s) as of the date the Subadvisor begins to manage the Portfolio.

6. Limits on Duties. The Subadvisor shall be responsible only for managing the assets in good faith and in accordance with the investment guidelines, and shall have no responsibility whatsoever for, and shall incur no liability on account of (i) diversification or selection of such investment guidelines, (ii) advice on, or management of, any other assets for Diversified, (iii) filing of any tax or information returns or forms, withholding or paying any taxes, or seeking any exemption or refund, (iv) registration with any government or agency, or (v) administration of the plans and trusts investing through the Portfolio, and shall be indemnified by Diversified for any loss in carrying out the terms and provisions of this Agreement, including reasonable


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attorney's fees, indemnification to brokers and commission merchants, fines, taxes, penalties and interest. Subadvisor, however, shall be liable for any liability, damages, or expenses of Diversified arising out of the negligence, malfeasance or violation of applicable law by it or any of its employees in providing management under this Agreement; and, in such cases, the indemnification by Diversified, referred to above shall be inapplicable.

         The Subadvisor may apply to Diversified at any time for instructions and may consult counsel for Diversified or its own counsel with respect to any matter arising in connection with the duties of the Subadvisor. Also, the Subadvisor shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed by the proper person or persons.

7. Duration, Termination and Amendments of this Agreement. This Agreement shall become effective as of the day and year first above written and shall govern the relations between the parties hereto thereafter, and, unless terminated earlier as provided below, shall remain in force for two years, on which date it will terminate unless its continuance thereafter is specifically approved at least annually (a) by the vote of a majority of the Trustees of the Portfolio who are not "interested persons" to this Agreement or of the Subadvisor or Diversified at a meeting specifically called for the purpose of voting on such approval, and
(b) by the Board of Trustees of the Portfolio or by vote of a majority of the outstanding voting securities of the Portfolio. However, if the shareholders of the Portfolio fail to approve the Agreement as provided herein, the Subadvisor may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and Rules thereunder.

         This Agreement may be terminated at any time without the payment of any penalty by the Trustees or by the vote of a majority of the outstanding voting securities of the Portfolio, or by Diversified. The Subadvisor may terminate the Agreement only upon giving 90 days' advance written notice to Diversified. This Agreement shall automatically terminate in the event of its assignment.

         This Agreement may be amended only if such amendment is approved by the vote of a majority of the outstanding voting securities of the Portfolio and by vote of a majority of the Board of Trustees of the Portfolio who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

         The terms "specifically approved at least annually", "vote of a majority of the outstanding voting securities", "assignment", "affiliated person", and "interested persons", when used in this Agreement, shall have the respective meanings specified in, and shall be construed in a manner consistent with, the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.


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8. Proxy Voting. The Subadvisor shall vote proxies solicited by or with respect to the issuers of securities in which Portfolio assets are invested as of the record date for voting such proxies (the "Proxies"). If any shares of any mutual fund managed by the Subadvisor are held by the Portfolio, the authority to vote shares of such fund is specifically withheld. In addition, the Subadvisor agrees to provide to the Portfolio's Board of Trustees upon request a written report with respect to the voting of Proxies pursuant to the authority granted hereby and such additional reports concerning the voting of Proxies as shall be reasonably requested by the Board of Trustees. The Board of Trustees understands and agrees that, notwithstanding such reporting, the Subadvisor neither solicits nor shall it accept direction with respect to the voting of Proxies.

9. Aggregation of Orders. Provided the investment objectives of the Portfolio are adhered to, it is agreed that the Subadvisor may aggregate sales and purchase orders of securities held in the Portfolio with similar orders being made simultaneously for other portfolios managed by the Subadvisor if, in the Subadvisor's reasonable judgment, such aggregation shall result in an overall economic benefit to the Portfolio, taking into consideration the advantageous selling or purchase price and brokerage commission. In accounting for such aggregated order, price and commission shall be averaged on a per bond or share basis daily.

10. Allocating Investment Opportunities. It is understood and agreed that (a) the Subadvisor performs investment adviser services for various clients and that the Subadvisor may take action with respect to any of its other clients which may differ from action, or from the timing or nature of action, taken with respect to the Portfolio, so long as it is the Subadvisor's policy, to the extent practicable, to allocate investment opportunities to the Portfolio over a period of time on a fair and equitable basis relative to other portfolios, and
(b) the Subadvisor shall have no obligation to purchase or sell for the Portfolio any security which the Subadvisor or its principals, affiliates or employees, may purchase or sell for its or their own accounts or the account of any other portfolio, if in the opinion of the Subadvisor such transaction or investment appears unsuitable, impractical or undesirable for the Portfolio.

11 Certain Records. Any records to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 adopted under the 1940 Act which are prepared or maintained by the Subadvisor on behalf of the Portfolio are the property of the Portfolio and will be surrendered promptly to the Portfolio on request.

12. Survival of Compensation Rates. All rights of compensation under this Agreement shall survive the termination of this Agreement.


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13. Entire Agreement. This Agreement states the entire agreement of the parties with respect to management of the Portfolio and may not be amended except in a writing signed by the parties.

14. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

15. Change of Management and Pending Litigation. Subadvisor represents to Diversified that it will disclose to Diversified as soon as it has knowledge of any significant change or variation in its management structure or personnel or any significant change or variation in its management style or investment philosophy. In addition, Subadvisor represents to Diversified that it will similarly disclose to Diversified, as soon as it has knowledge, the existence of any pending or threatened, significant legal action being brought against it whether in the form of a lawsuit or an investigation by any federal or state governmental agency.

         Diversified represents to Subadvisor that any information received by Diversified pursuant to this section will be kept strictly confidential.

16. Use of Name. Subadvisor hereby agrees that Diversified may use the Subadvisor's name in its marketing or advertising materials. Diversified agrees to allow the Subadvisor to examine and approve any such materials prior to use.

         IN WITNESS WHEREOF, the parties thereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

                                   Diversified Investment Advisors, Inc.


                                   By:_______________________________________
                                      John F. Hughes
                                      Vice President and Senior Counsel

                                   Dresdner RCM Global Investors LLC

                                   By:________________________________________
DRESDNER2.ISA
2001


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                                   SCHEDULE B

The Subadvisor shall be compensated for its services under this Agreement on the basis of the below-described annual fee schedule. The fee schedule shall only be amended by agreement between the parties.

                                  Fee Schedule

         .82% of the aggregate net assets of the Portfolio applied to the first $25 million dollars

         .46% of the aggregate net assets of the Portfolio applied to the next $25 million dollars

         .35% of the aggregate net assets of the Portfolio applied to the next $50 million dollars

         .23% of the aggregate net assets of the Portfolio applied to everything in excess of $100 million dollars

Aggregate net assets are equal to the total market value of the Portfolio. Fees will be calculated by multiplying the arithmetic average of the beginning and ending monthly net assets in the Portfolio by the fee schedule and dividing by twelve. The fee will be paid quarterly.

DRESDNER2-ISA
2001